Item 77E            Legal Proceedings


Beginning   October  25,  2002,  purported   class   action
complaints  were filed in the United States District  Court
for  the  Southern  District of  New  York  against  Morgan
Stanley, the Fund, Morgan Stanley Investment Advisors Inc.,
and   certain  subsidiaries  of  Morgan  Stanley   alleging
violations  of  federal securities laws in connection  with
the underwriting and management of the Fund.  These actions
have  been consolidated into one action in which plaintiffs
allege   that   Morgan  Stanley  analysts   issued   overly
optimistic   stock  recommendations  to  obtain  investment
banking  business, and that the desire to obtain investment
banking  business  influenced decisions made  by  the  Fund
Manager.   A similar consolidated complaint has been  filed
with   respect   to  Technology  Fund.   Both  consolidated
complaints  have been stayed on consent pending a  decision
by  the  United  States  Court of Appeals  for  the  Second
Circuit  on  the  appeal  by  plaintiffs  from  a  decision
dismissing  a very similar complaint filed against  another
mutual  funds complex.  The Fund and Morgan Stanley believe
these  lawsuits  have  no merit.  The ultimate  outcome  of
these   matters  is  not  presently  determinable  and   no
provision has been made in the Fund's financial statements for the effect, if any, of such matters. The Investment
Manager has agreed to indemnify the Fund against any losses and claims associated with the Technology Fund complaints.

The   Investment   Manager,  certain  affiliates   of   the
Investment Manager, certain officers of such affiliates and
certain  investment  companies advised  by  the  Investment
Manager  or its affiliates, including the Trust, are  named
as   defendants  in  a  number  of  similar  class   action
complaints   which   were  recently   consolidated.    This
consolidated  action  also  names  as  defendants   certain
individual  Trustees and Directors of  the  Morgan  Stanley
funds.    The  consolidated  amended  complaint   generally
alleges  that  defendants, including  the  Trust,  violated
their statutory disclosure obligations and fiduciary duties
by  failing  properly to disclose (i) that  the  Investment
manager  and  certain affiliates of the Investment  manager
allegedly offered economic incentives to brokers and others
to recommend the funds advised by the Investment Manager or
its  affiliates to investors rather than funds  managed  by
other  companies, and (ii) that the funds  advised  by  the
Investment Manager or its affiliates, including the  Trust,
allegedly  paid excessive commissions to brokers in  return
for  their  efforts to recommend these funds to  investors.
The   complaint  seeks,  among  other  things,  unspecified
compensatory  damages,  rescissionary  damages,  fees   and
costs. The defendants intend to move to dismiss the action and otherwise vigorously to defend it. While the Trust believes that it has meritorious defenses, the ultimate outcome of this matter is not presently determinable at this early stage of the litigation, and no provision has been made in the Trust's financial statements for the effect, if any, of this matter.